Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”) is made this 21st day of August, 2009, among BRUNSWICK CORPORATION, a Delaware corporation (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (the “Trustee”).

WHEREAS, the Company has issued its 5% Notes due 2011 in the original aggregate principal amount of $150,000,000 (herein the “Notes”).

WHEREAS, the Notes were issued under the Indenture dated as of March 15, 1987 between the Company and the Trustee (the “Indenture”), and the related officers’ certificate, dated as of May 26, 2004.

WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated August 10, 2009, (the “Offer to Purchase”) the Company commenced a tender offer for any and all of the outstanding Notes (the “Tender Offer”) and solicited the consents of the holders of the Notes to the Proposed Amendments (the “Consent Solicitation”).

WHEREAS, the approval of the holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding (not including any Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) is sufficient to amend the terms of the Indenture as set forth herein.

WHEREAS, having received the approval of the holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding (not including any Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) pursuant to Section 11.02 of the Indenture, the Company and the Trustee desire to amend the Indenture, as provided hereinafter, solely with respect to the Notes.

WHEREAS, all things necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company, upon its execution hereof, have been done.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this First Supplemental Indenture, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

1. Amendment of Section 3.02. Section 3.02 (Notice of Redemption; Selection of Securities) is hereby amended as follows: the number “30” in the first sentence of such Section shall be deleted and replaced with the number “5”.

2. Deletion of Certain Provisions. Each of Sections 5.05 (Limitation on Liens), and 5.06 (Sale and Leaseback Transactions) of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted.” All references in the Indenture to such sections shall also be deleted in their entirety.

3. Amendment of Section 12.01. Section 12.01 (Company May Consolidate, etc., Only on Certain Terms) is hereby deleted in its entirety and replaced with the following:

Section 12.01. Company May Consolidate, etc., Only on Certain Terms. The Company shall not consolidate with or merge into any other corporation or sell, transfer or lease its properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into the Company, or sell, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(a) the Person (if other than the Company) formed by or resulting from any such consolidation or merger, or the Person which shall have purchased or received the transfer of, or which leases, the properties and assets of the Company substantially as an entirety, shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all the Debentures and the performance and observance of every covenant of this Indenture on the part of the Company to be performed and observed;

(b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(c) [Intentionally Omitted.]

4. Deletion of Certain Definitions. All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety.

5. Amendment of the Notes. Any corresponding provisions reflected in the Notes shall also be deemed amended in conformity herewith.

6. Effectiveness of Amendments. This First Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; provided, however, that the amendments to the Indenture set forth in Sections 1 through 5 of this First Supplemental Indenture shall not become operative until the first Payment Date (as defined in the Offer to Purchase). If the Tender Offer is terminated, withdrawn or otherwise not consummated prior to acceptance of the Notes, this First Supplemental Indenture shall automatically become null and void ab initio.

7. Terms Defined in the Indenture. All capitalized terms used in this First Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

8. Interpretation; Severability; Headings. Upon the execution and delivery of this First Supplemental Indenture, the Indenture shall be modified and amended, solely with respect to the Notes, in accordance with this First Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this First Supplemental Indenture will control. Solely with respect to the Notes, the Indenture, as modified and amended by this First Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this First Supplemental Indenture, the provisions of the Indenture, as modified by this First Supplemental Indenture, shall control. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Section headings in this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

9. No Other Series Affected. This First Supplemental Indenture relates to and only affects the Notes and no other series of Securities issued pursuant to the Indenture.

10. Conflicts with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

11. Successor; Benefits of First Supplemental Indenture, etc. All agreements of the Company in this First Supplemental Indenture shall bind its successors. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

12. Certain Duties and Responsibilities of the Trustee; Trustee Not Responsible for Recitals. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

13. Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

14. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Supplemental Indenture has been executed by a duly authorized officer of the Company and the Trustee.

Dated as of August 21, 2009.

BRUNSWICK CORPORATION,

By:	/s/ William L. Metzger
Name:	Wiliam L. Metzger
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ M. Callahan
Name:	M. Callahn
Title:	Vice President

[Signature Page to Supplemental Indenture]